SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to
    Rule 14a-12

                       Main Street and Main Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

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[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided  by  Exchange  Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1)   Amount previously paid:
                                ------------------------------------------
    2)   Form, Schedule or Registration Statement No.:
                                                      --------------------
    3)   Filing Party:
                      ----------------------------------------------------
    4)   Date Filed:
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
                                   MAIN STREET
                              AND MAIN INCORPORATED

                    ----------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 2000

                    ----------------------------------------


     The Annual Meeting of Stockholders of Main Street and Main Incorporated, a Delaware corporation, will be held at 11:00 a.m., on Friday, May 19, 2000, at Hermosa Inn, 5532 North Palo Cristi Road, Paradise Valley, Arizona, for the following purposes:

     1.  To  elect   directors  to  serve  until  the  next  Annual  Meeting  of
Stockholders and until their successors are elected and qualified.


     2. To ratify the appointment of Arthur Andersen LLP as the independent auditors of our company for the fiscal year ending December 25, 2000.


     3. To transact such other business as may properly come before the meeting or any adjournment thereof.


     The foregoing items of business are more fully described in the proxy statement accompanying this notice.

     Only stockholders of record at the close of business on April 12, 2000 are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, we urge you to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

                                        Sincerely,

                                        /s/ James Yeager

                                        James Yeager
                                        Secretary

Phoenix, Arizona
April 18, 2000

                        MAIN STREET AND MAIN INCORPORATED

                        5050 NORTH 40TH STREET, SUITE 200
                             PHOENIX, ARIZONA 85018

                                 ---------------

                                 PROXY STATEMENT

                                 ---------------

                            VOTING AND OTHER MATTERS

GENERAL

     The enclosed proxy is solicited on behalf of Main Street and Main Incorporated, a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 11:00 a.m. on Friday, May 19, 2000, or at any adjournment or adjournments thereof, for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Stockholders. The meeting will be held at Hermosa Inn, 5532 North Palo Cristi Road, Paradise Valley, Arizona.

     These proxy solicitation materials are being mailed on or about April 18, 2000, to all stockholders entitled to vote at the meeting.

VOTING SECURITIES AND VOTING RIGHTS

     Stockholders of record at the close of business on April 12, 2000 are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 10,029,126 shares of our common stock.

     The presence, in person or by proxy, of the holders of a majority of the total number of shares of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting. Assuming that a quorum is present, (a) the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the election of directors; and (b) the affirmative vote of a majority of the outstanding shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Arthur Andersen LLP as the independent auditors of our company for our fiscal year ending December 25, 2000.

     Votes cast by proxy or in person at the meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

VOTING OF PROXIES

     When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (a) "for" the election of the nominees set forth in this proxy statement, and (b) "for" the ratification of the appointment of Arthur Andersen LLP as the independent auditors of our company for our fiscal year ending December 25, 2000.

REVOCABILITY OF PROXIES

     You may revoke a proxy at any time before its use by


     *    delivering to us written notice of revocation, or


     *    delivering to us a duly executed proxy bearing a later date, or


     *    attending the meeting and voting in person.

SOLICITATION

     We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to those beneficial owners. Certain of our directors and officers also may solicit proxies, personally or by telephone or e-mail, without additional compensation.

ANNUAL REPORT AND OTHER MATTERS

     Our 1999 Annual Report to Stockholders, which we mailed to stockholders with or preceding this proxy statement, contains financial and other information about the activities of our company but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934. The information contained in the "Compensation Committee's Report on Executive Compensation" below and "Performance Graph" below shall not be deemed "filed" with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

     UPON WRITTEN REQUEST, WE WILL PROVIDE A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 27, 1999 AS FILED WITH THE SEC WITHOUT CHARGE TO EACH STOCKHOLDER OF RECORD AS OF THE RECORD DATE. WE ALSO WILL FURNISH ANY EXHIBITS LISTED IN THE FORM 10-K REPORT UPON REQUEST AT THE ACTUAL EXPENSE WE INCUR IN FURNISHING SUCH EXHIBIT. YOU SHOULD DIRECT ANY SUCH REQUESTS TO OUR SECRETARY AT OUR EXECUTIVE OFFICES AT 5050 NORTH 40TH STREET, SUITE 200, PHOENIX, ARIZONA 85018.

                         ELECTION OF CORPORATE DIRECTORS

NOMINEES

     Our Bylaws provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. All directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified, or until their earlier resignation or removal.

     A board of five directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. The term of the office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

     The following table sets forth certain information regarding the nominees for directors of our company:
                                      POSITIONS AND OFFICES
NAME                       AGE        PRESENTLY HELD WITH THE COMPANY
----                       ---        -------------------------------

John F. Antioco(1)........  50        Chairman of the Board
Bart A. Brown, Jr.........  68        President, Chief Executive Officer, and
                                        Director
William G. Shrader........  52        Executive Vice President, Chief Operating
                                        Officer, and Director
Jane Evans(1).............  55        Director
John C. Metz(1)...........  60        Director

----------
(1)  Member of the Audit and Compensation Committees.

     JOHN F. ANTIOCO has served as Chairman of the Board of Directors since August 9, 1996 and as a director of our company since January 8, 1996. Mr. Antioco has served as the Chairman of the Board and Chief Executive Officer of Blockbuster Inc. since July 1997. Mr. Antioco previously served as President and Chief Executive Officer of Taco Bell Corp. Mr. Antioco served as the Chairman of The Circle K Corporation, from August 1995 until May 1996 and as President and Chief Executive Officer of Circle K from July 1993 until May 1996. Mr. Antioco joined Circle K as Chief Operating Officer in September 1991. Mr. Antioco was Chief Operating Officer of Pearle Vision Centers, Inc. from June 1990 to August 1991. From 1970 to 1990, Mr. Antioco held various positions with The Southland Corporation.

     BART A. BROWN, JR. has served as our President and Chief Executive Officer and as a director of our company since December 1996. Mr. Brown was affiliated with Investcorp International, N.A., an international investment banking firm, from April 1996 until December 1996. Mr. Brown served as the Chairman and Chief Executive Officer of Color Tile, Inc. at the request of Investcorp International, Inc., which owned all of that company's common stock, from September 1995, which was shortly after Color Tile, Inc. filed under Chapter 11 of the United States Bankruptcy Code, until March 1996. Mr. Brown served as Chairman of the Board of The Circle K Corporation from June 1990, shortly after that company filed for reorganization under Chapter 11 of the United States Bankruptcy Code, until September 1995. From September 1994 until September 1996, Mr. Brown also served as the Chairman and Chief Executive Officer of Spreckels Industries, Inc. Mr. Brown engaged in the private practice of law from 1963 through 1990 after seven years of employment with the Internal Revenue Service.

     WILLIAM G. (BILL) SHRADER has served as our Executive Vice President and Chief Operating Officer and as a director of our company since March 1999. Prior to joining our company, Mr. Shrader was Senior Vice President of Marketing for Tosco Marketing Company from February 1997 to March 1999. From August 1992 to February 1997, Mr. Shrader served in several capacities at Circle K Stores, Inc., including President of the Arizona Region, President of the Petroleum Products/Services Division, Vice President of Gasoline Operations, and Vice President of Gasoline Marketing. Mr. Shrader began his career in 1976 at The Southland Corporation and departed in 1992 as National Director of Gasoline Marketing.

     JANE EVANS has served as a director of our company since March 1997. Ms. Evans has served as President and Chief Executive Officer of Smart TV since April 1995. Ms. Evans served as Vice President and General Manager of U.S. West Communications, Home and Personal Services from February 1991 until March 1995; as President and Chief Executive Officer of Interpacific Retail Group from March 1989 until January 1991; as a General Partner of Montgomery Securities from January 1987 until February 1989; as President and Chief Executive Officer of Monet Jewelers from May 1984 until December 1987; as Executive Vice President - Fashion Group of General Mills, Inc. from October 1979 until April 1984; as Vice President - Corporate Development of Fingerhut from November 1977 until September 1979; as President of Butterick Fashions from May 1974 until October 1977; and as President of the I. Miller Division of Genesco, Inc. from May 1970 until May 1973. Ms. Evans serves on the Boards of Directors of the Philip Morris Companies, Inc., Georgia-Pacific Corp., Kaufman & Broad Home Corp., and Petsmart, Inc.

     JOHN C. METZ has served as a director of our company since April 1996. Mr. Metz has served as Chairman and Chief Executive Officer of Metz Enterprises, Inc., a contract food management and retail restaurant company, since 1987. Metz Enterprises is a T.G.I. Friday's franchisee in the northeastern United States. Mr. Metz previously served as President and Chief Executive Officer of Custom Management Corporation, a contract food management corporation from 1967 until 1987.

     There are no family relationships among any of our directors and executive officers.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Our Bylaws authorize the Board of Directors to appoint among its members one or more committees consisting of one or more directors. The Board of Directors has appointed two committees. The Audit Committee reviews the annual financial statements, any significant accounting issues, and the scope of the audit with our independent auditors and is available to discuss with the auditors any other audit-related matters that may arise during the year. The Compensation Committee makes recommendations to the Board of Directors concerning remuneration arrangements for senior management and directors. The Board of Directors has not appointed any other committees.

     Our Board of Directors held a total of three meetings during the fiscal year ended December 27, 1999. Our Audit Committee met separately at two formal meetings during the fiscal year ended December 27, 1999, and our Compensation Committee met separately at one formal meeting during the fiscal year ended December 27, 1999. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which such director was a member.

DIRECTOR COMPENSATION

     Employees of our company do not receive additional compensation for serving as members of our Board of Directors. We have an employment agreement with Bart
A. Brown, our President and Chief Executive Officer and a director of our company. See "Executive Compensation - Employment Agreements."

     During 1999, our non-employee directors received $15,000 in annual compensation plus $1,000 for each Board of Directors meeting attended in person and $500 for each telephonic Board of Directors meeting. We reimburse our directors' costs and expenses for attending meetings of the Board of Directors. Directors of our company are eligible to receive stock options and other awards under our 1999 Incentive Stock Plan. See "Executive Compensation - 1999 Incentive Stock Plan."

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. SEC regulations require directors, officers, and greater than 10% stockholders to furnish us with copies of all Section 16(a) forms they file.

     During 1999, certain of our directors, officers, and 10% stockholders of our company became aware that they had not reported certain transactions that are required to be disclosed under Section 16(a). Accordingly, during 1999 the following persons filed late Forms 5 to disclose the transactions indicated: (1) Bart A. Brown, Jr. (Form 3 beneficial ownership disclosure and a total of five exempt option grants during 1997 and 1998); (2) James Yeager (Form 3 beneficial ownership disclosure and a total of three exempt option grants during 1998); (3) Jane Evans (Form 3 beneficial ownership disclosure and a total of three exempt option grants during 1997 and 1998); and (4) John C. Metz (Form 3 beneficial ownership disclosure and a total of two exempt option grants during 1997 and
1998).

     Based solely upon our review of the copies of such forms that we received during fiscal 1999 and written representations that no other reports were required, we believe that each person who at any time during the fiscal year was a director, executive officer, or beneficial owner of 10% or more of our common stock complied with all Section 16(a) filing requirements during such fiscal year except that (a) John F. Antioco filed one late report on Form 4 to report three transactions and one late report on Form 5 to report one transaction; (b) Bart A. Brown filed one late report on Form 4 to report one transaction and a late report on Form 5 to report two exempt option grants during 1999; (c) William G. Shrader filed a late report on Form 3 to disclose his beneficial ownership of our stock as of the date he became a director and officer of our company, four late reports on Form 4 to disclose a total of 11 transactions, and a late report on Form 5 to report two exempt option grants during 1999; (d) James Yeager filed a late report on Form 5 to report one exempt option grant during 1999; (e) John C. Metz filed a late report on Form 5 to report one exempt option grant during 1999; and
(f) Jane Evans filed a late report on Form 5 to report one exempt option grant during 1999.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

     The following table sets forth, for the periods indicated, the compensation received by our Chief Executive Officer and our other executive officers whose annual salary and bonus exceeded $100,000 for the fiscal year ended December 27, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                                 COMPENSATION
                                                                    AWARDS
                                          ANNUAL COMPENSATION     SECURITIES
                                        ----------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR    SALARY($)     BONUS($)   OPTIONS(#)(1)  COMPENSATION
---------------------------     ----    ---------     --------   -------------  ------------
Bart A. Brown, Jr.,             1999    $250,000      $50,000      200,000          $ 900(2)
  President and Chief           1998     250,000       50,000      200,000(3)          --
  Executive Officer             1997     250,000           --      350,000(3)          --

William G. Shrader,             1999    $166,365(4)   $75,000      250,000          $  --
  Executive Vice President
  and Chief Operating Officer

James Yeager,                   1999    $ 90,000      $15,000       20,000          $  --
  Vice President - Finance,     1998      66,000       20,000       25,000(5)          --
  Secretary, and Treasurer      1997      42,500(6)     6,000        7,500             --

----------
(1) Except as otherwise indicated, the exercise prices of the options granted were the fair market value of our common stock on the date of grant.
(2)  Represents matching contributions we made to our 401(k) plan.
(3) The options granted to Mr. Brown in 1997 consist of 250,000 fully vested options granted at an exercise price of $2.50 per share and 100,000 options at exercise prices of $3.00 and $5.00, which were regranted after being surrendered by Mr. Antioco. The options granted to Mr. Brown in 1998 consist of 50,000 fully vested options at an exercise price of $3.25 per share, 75,000 options at an exercise price of $3.25 per share that vested on December 31, 1999, and 75,000 options at exercise prices of $3.00 and $5.00, which were regranted after being surrendered by Mr. Antioco.
(4) Represents amounts paid beginning on March 1, 1999, the date on which Mr. Shrader joined our company.
(5) The options granted to Mr. Yeager in 1998 consist of 15,000 options at exercise prices of $3.00 and $5.00, which were regranted after being surrendered by Mr. Antioco.
(6) Represents amounts paid beginning on June 16, 1997, the date on which Mr. Yeager joined our company.

     Officers and key personnel of our company are eligible to receive stock options and awards under our 1990 Stock Option Plan, 1995 Stock Option Plan, and 1999 Incentive Stock Plan. Our executive officers participate in medical insurance benefits that are generally available to all of our employees.

OPTION GRANTS

     The following table provides information on stock options granted to the named officers during our fiscal year ended December 27, 1999.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            ------------------------------------------------------    POTENTIAL REALIZABLE VALUE
                             NUMBER OF       % OF TOTAL                                AT ASSUMED ANNUAL  RATES
                            SECURITIES        OPTIONS                                OF STOCK PRICE APPRECIATION
                            UNDERLYING        GRANTED       EXERCISE                      FOR OPTION TERM(2)
                              OPTIONS       TO EMPLOYEES      PRICE     EXPIRATION   ---------------------------
NAME                       GRANTED(#)(1)   IN FISCAL YEAR    ($/SH)        DATE             5%            10%
----                       -------------   --------------    ------        ----             --            ---
Bart A. Brown, Jr.........    50,000            6.8%        $3.3125       6/11/09      $ 104,161     $  263,964
                             150,000           20.5%        $3.1875      12/27/09      $ 300,690     $  762,008
William G. Shrader........   150,000           20.5%        $3.4380        3/1/09      $ 324,321     $  821,893
                              50,000            6.8%        $3.3125       6/11/09      $ 104,161     $  263,964
                              50,000            6.8%        $3.1875      12/27/09      $ 100,230     $  254,003
James Yeager..............    20,000            2.7%        $3.3125       6/11/09      $  41,664     $  105,585

----------
(1) The options were granted at the fair value of the shares on the date of grant and have 10-year terms.
(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with SEC rules and do not represent our estimate or projection of the future price of our common stock. Actual gains, if any, on stock option exercises will depend upon the future market prices of our common stock.

FISCAL YEAR-END OPTION HOLDINGS

     None of the named officers exercised any options during fiscal 1999. The following table provides information on the value of unexercised options held by the named officers at December 27, 1999.

                             YEAR-END OPTION VALUES

                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                        UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                      OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END ($)(1)
                                     -----------------------------    ---------------------------
NAME                                 EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                 -----------     -------------    -----------   -------------
Bart A. Brown, Jr................     1,000,000                0       $ 316,406       $      0
William G. Shrader...............        50,000          200,000       $       0       $      0
James Yeager.....................        16,458           36,042       $   5,273       $  1,289

----------
(1) Calculated based upon the closing price of our common stock on the Nasdaq National Market on December 27, 1999, of $3.19 per share. The exercise prices of certain of the options held by our executive officers on December 27, 1999 were equal to or greater than $3.19 per share.

STOCK OPTION PLANS

     We have three stock option plans: the 1990 Stock Option Plan, the 1995 Stock Option Plan, and the 1999 Incentive Stock Plan. Each of these plans permit us to grant options that are intended to qualify as incentive stock options under the Internal Revenue Code, as well as nonqualified stock options. These plans also permit us to make other stock-based awards, including grants of shares of common stock and stock appreciation rights, or SARs.

     We may grant options and awards under our stock option plans to employees, directors, and independent contractors who provide services to our company. We may grant options that are incentive stock options only to key personnel of our company or our subsidiaries who are also employees of our company or our subsidiaries. The terms and conditions of incentive stock options must be consistent with the qualification requirements set forth in the Internal Revenue Code. The exercise price of all incentive stock options must be at least equal to the fair market value of our common stock on the date of the grant or, in the case of incentive stock options granted to a person who holds 10% or more of the voting power of our stock, at least 110% of the fair market value of our common stock on the date of the grant. The maximum exercise period for which incentive stock options may be granted is ten years (five years in the case of incentive stock options granted to a person who holds 10% or more of the voting power of our stock).

     To exercise an option, the optionholder will be required to deliver to us full payment of the exercise price for the shares as to which the option is being exercised. Generally, options can be exercised by delivery of cash, check, or shares of our common stock.

     SARs will entitle the recipient to receive a payment equal to the appreciation in market value of a stated number of shares of common stock from the price on the date the SAR was granted or became effective to the market value of the common stock on the date first exercised or surrendered. Stock awards will entitle the recipient to receive shares of our common stock directly. Cash awards will entitle the recipient to receive direct payments of cash depending on the market value or the appreciation of our common stock or other securities of our company.

     The Board of Directors administers our option plans. The Board of Directors may delegate all or any portion of its authority and duties under our option plans to one or more committees appointed by the Board of Directors under such conditions and limitations as the Board of Directors may from time to time establish. The Board of Directors and/or any committee that administers our plans has the authority, in its discretion, to determine all matters relating to awards, including the selection of the individuals to be granted awards, the type of awards, the number of shares of common stock subject to an award, vesting conditions, and any and all other terms, conditions, restrictions, and limitations, if any, of an award.

     A maximum of 250,000 shares of common stock may be issued under the 1990 Plan. As of April 12, 2000, 5,000 shares of common stock have been issued upon exercise of options granted pursuant to the 1990 Plan and there were outstanding options to purchase 170,500 shares of common stock under the 1990 Plan. An additional 15,175 shares of common stock remain reserved for issuance under the 1990 Plan. No incentive awards other than stock options have been granted under the 1990 Plan. The 1990 Plan expires on July 24, 2000. Any options granted under the 1990 Plan will remain outstanding until their respective expiration dates or earlier termination in accordance with their respective terms.

     A maximum of 325,000 shares of common stock may be issued under the 1995 Plan. As of April 12, 2000, 8,209 shares of common stock have been issued upon exercise of options granted under the 1995 Plan and there were outstanding options to acquire 281,500 shares of common stock under the 1995 Plan. Accordingly, only an additional 35,291 shares remain available for grants under the 1995 Plan. The 1995 Plan will remain in effect until January 8, 2006. The 1995 Plan included an automatic program that provided for the automatic grant of options to non-employee directors of our company. Because there currently is not a sufficient number of shares remaining authorized under the 1995 Plan to permit grants under the automatic program, our Board of Directors discontinued the automatic program in 1999.

     A maximum of 1,000,000 shares of common stock may be issued under the 1999 Plan. The maximum number of shares covered by awards granted to any individual in any year may not exceed 15% of the total number of shares that may be issued under the 1999 Plan. As of April 12, 2000, no shares of common stock have been issued upon exercise of options granted under the 1999 Plan and there were outstanding options to acquire 377,000 shares of common stock under the 1999 Plan. An additional 623,000 shares remain available for grant under the 1999 Plan. The 1999 Plan will remain in force until February 19, 2009, unless sooner terminated by the Board of Directors.

401(K) PROFIT SHARING PLAN

     Our qualified 401(k) Profit Sharing Plan was adopted by the Board of Directors on January 14, 1991, effective as of January 1, 1991, and covers corporate management and restaurant employees. The 401(k) Plan currently provides for a matching contribution equal to 50% of the first 4% of the salary deduction a participant elects to defer as a contribution to the 401(k) Plan. The 401(k) Plan further provides for a special discretionary contribution equal to a percentage of a participant's salary to be determined each year by our company. We also may contribute a discretionary amount in addition to the special discretionary contribution. Contributions to the 401(k) Plan by our company for fiscal 1999 totaled approximately $122,000.

EMPLOYMENT AGREEMENTS

     We are a party to an employment agreement with Bart A. Brown, Jr. with a term through December 31, 2000. The agreement automatically renews for successive one-year terms unless either party terminates by giving the other party at least 60 days' written notice. Mr. Brown's employment agreement provides for him to serve as the President and Chief Executive Officer of our company. The employment agreement provides for Mr. Brown to receive a salary of $250,000 per annum. In addition, the employment agreement provides that Mr. Brown will be eligible to receive discretionary bonuses in amounts determined by our Board of Directors. The employment agreement contains provisions regarding non-competition, non-solicitation of employees, and non-disclosure of confidential information.

     The employment agreement provides for Mr. Brown to receive his fixed compensation to the date of the termination of his employment by reason of resignation or as a result of termination of employment "for cause," as defined in the agreement. In the event of the termination of employment by reason of death or disability, the employment agreement provides for the payment of fixed compensation to Mr. Brown for a period of one year from the date of death or disability. If we terminate Mr. Brown's employment other than "for cause" or in the event of any termination of employment following any "change in control" of our company, as defined in the agreement, the employment agreement also provides for Mr. Brown to receive his fixed compensation as if his employment had not been terminated. Section 280G of the Internal Revenue Code may limit the deductibility of such payments for federal income tax purposes. If these payments are not deductible and if we have income at least equal to such payments, an amount of income equal to the amount of such payments could not be offset. As a result, the income that was not offset would be "phantom income" (i.e., income without cash) to our company. A change in control would include a merger or consolidation of our company, a sale of all or substantially all of our assets, changes in the identity of a majority of the members of our Board of Directors, or acquisitions of more than 15% of our common stock, subject to certain limitations.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     Our Certificate of Incorporation and Bylaws provide that our company will indemnify and advance expenses, to the fullest extent permitted by the Delaware General Corporation Law, to each person who is or was a director, officer, or agent of our company or who serves or served any other enterprise or organization at the request of our company. Under Delaware law, to the extent that an indemnitee is successful on the merits of a suit or proceeding brought against him or her by reason of the fact that he or she is or was a director, officer, or agent of our company, or serves or served any other enterprise or organization at the request of our company, we will indemnify him or her against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit, or if such suit is settled, an Indemnitee may be indemnified under Delaware law against both (a) expenses, including attorneys' fees, and (b) judgments, fines, and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of our company, where the suit is settled, an indemnitee may be indemnified under Delaware law only against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of our company, except that if the indemnitee is adjudged to be liable for negligence or misconduct in the performance of his or her duty to our company, he or she cannot be made whole even for expenses unless a court determines that he or she is fully and reasonably entitled to indemnification for such expenses. Also under Delaware law, expenses incurred by an officer or director in defending a civil or criminal action, suit, or proceeding may be paid by our company in advance of the final disposition of the suit, action, or proceeding upon receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by our company. We also may advance expenses incurred by other employees and agents of our company upon such terms and conditions, if any, that our Board of Directors deems appropriate. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     Decisions on compensation of our executives are made by the Compensation Committee, consisting of independent members of our Board of Directors appointed by our Board of Directors. The Board of Directors and the Compensation Committee make every effort to ensure that the compensation plan is consistent with our values and is aligned with our business strategy and goals.

     Our compensation program for executive officers consists primarily of base salary, bonus, and long-term incentives in the form of stock options. Executives also participate in various other benefit plans, including medical and retirement plans, which generally are available to all employees of our company.

     Our philosophy is to pay base salaries to executives at levels that enable us to attract, motivate, and retain highly qualified executives. The bonus program is designed to reward individuals for performance based on our company's financial results as well as the achievement of personal and corporate objectives that will contribute to the long-term success of our company in building stockholder value. Stock option grants are intended to result in minimal or no rewards if stock price does not appreciate, but may provide substantial rewards to executives as all of our company's stockholders benefit from stock price appreciation.

     We follow a subjective and flexible approach rather than an objective or formula approach to compensation. Various factors receive consideration without any particular weighting or emphasis on any one factor. In establishing compensation for the year ended December 27, 1999, the committee took into account, among other things, our financial results, compensation paid in prior years, and compensation of executive officers employed by companies of similar size in the restaurant industry.

BASE SALARY AND ANNUAL INCENTIVES

     Base salaries for executive positions are established relative to our financial performance and comparable positions in similarly sized companies. The committee from time to time may use competitive surveys and outside consultants to help determine the relevant competitive pay levels. We target base pay at the level required to attract and retain highly qualified executives. In determining salaries, the committee also takes into account individual experience and performance, salary levels relative to other positions with our company, and specific needs particular to our company.

     Annual incentive awards are based on our financial performance and the efforts of our executives. Performance is measured based on profitability and revenue and the successful achievement of functional and personal goals. We awarded bonuses to William G. Shrader, our Executive Vice President and Chief Operating Officer, and James Yeager, our Vice President - Finance, Secretary, and Treasurer, for their performance during the fiscal year ended December 27, 1999.

STOCK OPTION GRANTS

     We believe in tying executive rewards directly to the long-term success of our company and increases in stockholder value through grants of executive stock options. Stock option grants also will enable executives to develop and maintain a significant stock ownership position in our common stock. The amount of options granted takes into account options previously granted to an individual. We granted options to our executive officers during fiscal 1999. See "Executive Compensation - Option Grants."

OTHER BENEFITS

     Executive officers are eligible to participate in benefit programs designed for all full-time employees of our company. These programs include medical insurance, a qualified retirement program allowed under Section 401(k) of the Internal Revenue Code, and life insurance coverage equal to one times base salary to a maximum of $50,000.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Bart A. Brown has served as our President and Chief Executive Officer since December 16, 1996. Effective January 1, 1999, we entered into a new employment agreement with Mr. Brown. See "Executive Compensation - Employment Agreement." The Board of Directors determined Mr. Brown's salary based on a number of factors, including our company's performance, Mr. Brown's individual performance, and salaries paid by comparable companies. Mr. Brown received a bonus of $50,000 in fiscal 1999. We also granted Mr. Brown options during 1999. See "Executive Compensation - Option Grants."


DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code currently limits the deductibility for federal income tax purposes of compensation paid to our Chief Executive Officer and to each of our other four most highly compensated executive officers. We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. We do not believe that our compensation arrangements with any of our executive officers will exceed the limits on deductibility during our current fiscal year.

     This report has been furnished by members of the Compensation Committee of our Board of Directors.

      John F. Antioco
      Jane Evans
      John C. Metz

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended December 27, 1999, our Compensation Committee consisted of John F. Antioco, Jane Evans, John C. Metz, and Steven A. Sherman, a former director of our company. Except for our lease of our corporate office space in a building in which Mr. Sherman owns a majority interests, none of the members of the Compensation Committee had any contractual or other relationships with our company during fiscal 1999 except as directors. We made rental payments for our corporate offices totaling approximately $256,000 during 1999.

                                PERFORMANCE GRAPH

     The following line graph compares  cumulative total stockholder returns for
(a) our common stock; (b) the Nasdaq Stock Market (U.S.) Index; and (c) a peer group consisting of the following five companies in the restaurant industry:
Avado Brands, Inc. (formerly AppleSouth, Inc.); Eateries, Inc.; Cheesecake Factory, Inc.; O'Charley's, Inc.; and Cooker Restaurant Corp.

     The graph assumes an investment of $100 in each of our common stock, the peer group, and the index on December 26, 1994. The calculation of cumulative stockholder return on the peer group and the index include reinvestment of dividends, but the calculation of cumulative stockholder return on our common stock does not include reinvestment of dividends because we did not pay dividends during the measurement period. The stock price and index performance shown in the graph are not necessarily indicative of future results.

                                       CUMULATIVE TOTAL RETURN
                      ----------------------------------------------------------
                      12/26/94  12/25/95  12/30/96  12/29/97  12/28/98  12/27/99
                      --------  --------  --------  --------  --------  --------
MAIN STREET AND MAIN
  INCORPORATED         100.00      31.41    17.31      29.81     33.01     32.70
PEER GROUP             100.00     148.04   111.79     127.81    127.32    114.80
NASDAQ STOCK MARKET
  (U.S.)               100.00     142.61   175.85     211.50    302.94    551.45
DOW JONES RESTAURANTS  100.00     142.11   149.52     147.11    222.92    229.12

      SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS, AND OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 12, 2000 by (a) each of our directors,
(b) each of our named executive officers, and (c) all directors and executive officers as a group. We are not aware of any other person that beneficially owns more than 5% of our common stock as of April 12, 2000.

NAME AND ADDRESS OF                      SHARES          APPROXIMATE PERCENTAGE
BENEFICIAL OWNER(1)                BENEFICIALLY OWNED   OF OUTSTANDING SHARES(2)
-------------------                ------------------   ------------------------

DIRECTORS AND EXECUTIVE OFFICERS
--------------------------------

John F. Antioco..................     2,663,100(3)             25.5%
Bart A. Brown....................     1,932,709(4)             17.5%
William G. Shrader...............       124,015(5)              1.2%
Jane Evans.......................        22,500(6)              *
John C. Metz.....................        40,500(7)              *
James Yeager.....................        23,958(8)              *
All directors and officers
  as a group (six persons).......     4,806,782                41.4%

----------
*    Less than 1.0%.
(1) Each of such persons may be reached through our company at 5050 North 40th Street, Suite 200, Phoenix, Arizona 85018.
(2) Based on 10,029,126 shares of common stock outstanding on April 12, 2000. The percentages shown include the shares of common stock actually owned as of April 12, 2000 and the shares of common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 12, 2000 upon the exercise of options are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3) Represents 1,245,600 shares of common stock held by Mr. Antioco, vested options to acquire 417,500 shares of common stock held by Mr. Antioco, and 1,000,000 shares of common stock held by Antioco Limited Partnership. Mr. Antioco is the sole managing member of Antioco Management LLC, which is the sole general partner of Antioco Limited Partnership. A trust for the benefit of descendants of Mr. Antioco and his spouse is the sole limited partner of the partnership. As managing member of the partnership's general partner, Mr. Antioco has sole power to vote or dispose of shares held by the partnership and therefore may be deemed to be the beneficial owner of shares held by Antioco Limited Partnership. Mr. Antioco disclaims beneficial ownership of shares held by Antioco Limited Partnership except to the extent that his individual interest in such shares arises from his interest in the partnership, and this proxy statement shall not be deemed to be an admission that Mr. Antioco is the beneficial owner of these shares for any purpose.
(4) Includes vested options to purchase 1,000,000 shares of common stock held by Mr. Brown.
(5) Includes vested options to purchase 116,666 shares of common stock held by Mr. Shrader.
(6) Represents vested options to purchase 22,500 shares of common stock held by Ms. Evans.
(7) Includes vested options to purchase 25,000 shares of common stock held by Mr. Metz.
(8) Represents vested options to purchase 23,958 shares of common stock held by Mr. Yeager. Mr. Yeager serves as our Vice President - Finance, Secretary, and Treasurer.

                              CERTAIN TRANSACTIONS

     We have adopted a policy that we will not enter into any transactions with directors, officers, or holders of more than 5% of our common stock on terms that are less favorable to our company than we could obtain from independent third parties and that any loans to directors, officers, or 5% stockholders will be approved by a majority of the disinterested directors.

     In December 1993, we entered into a five-year lease for space to serve as our corporate offices. Steven A. Sherman, a former director of our company, owns a majority interest in the building housing our offices. The lease was approved by the disinterested directors of our company. During 1998, the lease was amended to extend the original term through January 31, 2004. Rental payments under this agreement were approximately $256,000 during 1999. We believe that the foregoing transaction was no less favorable to us than could be obtained from non-affiliated parties. Mr. Sherman resigned as a director of our company in February 2000.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of our company for the fiscal year ending December 25, 2000 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. The Board of Directors anticipates that representatives of Arthur Andersen LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

                  DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     We must receive stockholder proposals that are intended to be presented by such stockholders at the annual meeting of stockholders of our company to be held during calendar 2001 no later than December 19, 2000 in order to be included in the proxy statement and form of proxy relating to such meeting. Pursuant to Rule 14a-4 under the Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek to have us include the proposed matter in the proxy statement for the annual meeting to be held during calendar 2001, except in circumstances where (a) we receive notice of the proposed matter no later than March 4, 2001 and (b) the proponent complies with the other requirements set forth in Rule 14a-4.

                                  OTHER MATTERS

     We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy card intend to vote the shares they represent as the Board of Directors may recommend.

                                                           Dated: April 18, 2000

                                   PROXY CARD

                        MAIN STREET AND MAIN INCORPORATED
                       2000 ANNUAL MEETING OF STOCKHOLDERS

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of MAIN STREET AND MAIN INCORPORATED, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated April 18, 2000, and hereby appoints Bart A. Brown and James Yeager, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of the Company, to be held on Friday, May 19, 2000, at 11:00 a.m., local time, at the Hermosa Inn, 5532 North Palo Cristi Road, Paradise Valley, Arizona, and at any adjournment or adjournments thereof, and to vote all shares of the Company's Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS; FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

     A majority of such proxies or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder.

            (CONTINUED AND TO BE SIGNED AND DATED ON THE OTHER SIDE.)

                          (CONTINUED FROM OTHER SIDE.)

1. ELECTION OF DIRECTORS:  FOR all nominees [ ] WITHHOLD AUTHORITY to vote [ ]   *EXCEPTIONS  [ ]
                           listed below.        for all nominees listed below.

Nominees: John F. Antioco, Bart A. Brown, Jr., William G. Shrader, Jane
          Evans, and John C. Metz.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________________

2. Proposal to ratify the appointment of Arthur Andersen LLP as the independent auditors of the Company.

   [ ] FOR                     [ ]  AGAINST                        [ ] ABSTAIN

and upon such matters which may properly come before the meeting or any adjournment or adjournments thereof.

                    Change of Address and/ or Comments Mark Here [ ]

                    (This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

                    Dated:______________________________________, 2000


                    --------------------------------------------------
                                       Signature

                    --------------------------------------------------
                                Signature if held jointly

SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Votes must be indicated (x) in Black or Blue ink.